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                                                                    EXHIBIT 99.9

                       [D.F. KING & CO., INC. LETTERHEAD]
                     [Form of Information Agent Agreement]

                               October ___ , 2002


Ms. Julie Ballantine
Manager of Corporate Communications
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112

Dear Julie:

         This Letter Agreement sets forth the terms and conditions pursuant to which Liberty Media Corporation (the "Company") has retained D. F. King & Co., Inc. ("King") in connection with a proposed rights offering.

         Pursuant to the rights offering, holders of rights will be entitled to purchase shares of Series A common stock, par value $0.01 (the "Series A Common Stock"), of the Company. The rights offering to purchase Series A Common Stock is herein referred to as the "Rights Offer."

1. The Company hereby retains King as Information Agent for advisory and consulting services in connection with the Rights Offer and requests and authorizes King to contact, and to provide information with respect to the Rights Offer to, holders of Series A Common Stock and Series B Common Stock, par value $0.01 (the "Series B Common Stock" and together with the Series A Common Stock, the "Common Stock"), of the Company. For this purpose, King is authorized to use, and will be supplied by the Company with as many copies as King may reasonably request of, the following materials filed with the Securities and Exchange Commission (the "Commission") or publicly released (or to be filed or publicly released) by the Company in connection with the Rights Offer (collectively, the "Rights Offer Materials"): (i) Prospectus; (ii) Rights Certificates; (iii) instructions for use of Rights Certificates;
         (iv) press releases and newspaper advertisements; (v) letter to securities dealers, banks and trust companies, and letter from securities dealers, banks and trust companies to their customers; (vi) any other ancillary materials that the Company deems to be necessary and appropriate; and (vii) any and all amendments or supplements to any of the foregoing.



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Ms. Julie Ballantine
Liberty Media Corporation
October ___ , 2002
Page 2


2. The Company agrees to pay King as compensation for its services a fee of $10,000, which is due upon the completion, expiration or termination, as the case may be, of the Rights Offer. In the event the Company extends the term of the Rights Offer, the Company agrees to pay King an additional fee of $750 for each such extension. Further, the Company agrees to pay King $5.00 for each completed telephone contact (incoming or outgoing) in connection with the Rights Offer. In the event the Company requests King to provide additional services, the Company agrees to pay King reasonable and customary compensation, in an amount, if any, to be mutually agreed upon. The Company further agrees to reimburse King for all reasonable out-of-pocket expenses (including reasonable counsel's fees and disbursements) incurred by King in retention hereunder. The Company agrees and acknowledges that its obligation under this paragraph 2 is not in any way conditional upon the successful consummation of the Rights Offer.

3. The Company agrees that King shall have the right to pass upon and approve any and all references to King in the Rights Offer Materials. The Company shall not file with the Commission, any other governmental or regulatory authority or body or any court, or otherwise make public, any document containing any reference to King unless and until King shall have approved such reference, which approval shall not be unreasonably withheld or delayed.

4.       The Company represents and warrants to King that:

         (i) this letter agreement is a valid and binding agreement on the Company's part;

         (ii) all necessary corporate action will be duly taken by the Company prior to the commencement of the Rights Offer to authorize the Rights Offer and the purchase of Series A Common Stock in connection with the Rights Offer;

         (iii) all Rights Offer Materials will comply, in all material respects, with the Securities Exchange Act of 1933, as amended, and the rules and regulations of the Commission thereunder, and none of the Rights Offer Materials, and no other report, filing, document, release or communication published or filed by the Company in connection with the Rights Offer, will contain any untrue or misleading statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading;

         (iv) the Rights Offer, and the purchase of Series A Common Stock in connection with the Rights Offer, will comply, in all material respects, with all applicable



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Ms. Julie Ballantine
Liberty Media Corporation
October ___ , 2002
Page 3


                  requirements of law including the applicable rules or regulations of any governmental or regulatory authority or body, and no material consent or approval of, or filing with, any governmental or regulatory authority or body (other than any required filings under the Securities Exchange Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder) is required in connection with the making or consummation of the Rights Offer (or, if any such material consent, approval or filing is required it will be duly obtained or made prior to the commencement of the Rights Offer); and

         (v) the Rights Offer, and the issuance of Series A Common Stock in connection with the Rights Offer, and or execution, delivery and performance of this letter agreement, will not conflict with or result in a breach of or constitute a default under the Company's restated certificate of incorporation or bylaws, or any material agreement, indenture, mortgage, note or other instrument by which the Company is bound.

5. The Company will advise King promptly of the occurrence of any event which will cause it not to proceed with or to withdraw or abandon the Rights Offer. The Company will also advise King promptly of any amendment or supplement to any of the Rights Offer Materials.

6. King hereby agrees that in performing its services hereunder it will comply, in all material respects, with all applicable requirements of law.

7. The Company hereby agrees to indemnify and hold harmless King, King's controlling persons, officers, directors, employees, agents and representatives (collectively, the "Indemnified Persons") from and against any and all losses, claims, damages, liabilities and expenses whatsoever (including but not limited to, all reasonable counsel fees, disbursements and other out-of-pocket expenses) incurred by such Indemnified Persons in investigating, preparing to defend or defending (or appearing or preparing for appearance as a witness in connection with) any claim, litigation, proceeding, investigation, or governmental or stock exchange inquiry, commenced or threatened or any claim whatsoever: (i) arising out of or based upon any facts or circumstances constituting a violation of, or in conflict with, any of the representations and warranties set forth in paragraph 4 above; or (ii) arising out of, relating to or in connection with the Rights Offer except for bad faith, willful misconduct or gross negligence of any Indemnified Person. The Company shall reimburse such Indemnified Persons for such reasonable counsel fees and disbursements and other out-of-pocket expenses at such time as they are paid or incurred by such Indemnified



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Ms. Julie Ballantine
Liberty Media Corporation
October ___ , 2002
Page 4


         Persons. The foregoing indemnity shall be in addition to any liability which the Company might otherwise have to the Indemnified Persons.

8. King agrees to notify the Company promptly of the assertion of any claim against any of the Indemnified Persons in connection with the Rights Offer; and the Company agrees to notify King promptly of the assertion of any claim against the Company or any of its officers, directors, employees or agents in connection with the Rights Offer. At the Company's election, unless there is a conflict of interest, the defense of the Indemnified Persons shall be conducted by the Company's counsel who shall be reasonably satisfactory to King and the Indemnified Persons who are defendants in the action or proceeding. Notwithstanding the Company's election to assume the defense of such action or proceeding, an Indemnified Person may employ separate counsel to represent it or defend it in such action or proceeding and the Company will pay the reasonable fees and expenses of such counsel as set forth above if such Indemnified Person reasonably determines that there are defenses available to such Indemnified Person which are different from, or in addition to, those available to the Company, or if a conflict of interest exists which makes representation by counsel chosen by the Company not advisable; provided, however, unless there are actual or potential conflicts of interest among the Indemnified Persons, the Company will not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Company assumes, the Indemnified Persons shall nevertheless be entitled to participate in such action or proceeding and retain its own counsel at such Indemnified Person's own expense. The Company shall not settle or compromise any such action or proceeding without the Indemnified Person's prior written consent, unless the terms of the settlement or compromise include an unconditional release of any such Indemnified Person from all liability or loss arising out of such action or proceeding.

9. King shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to King's refusal or failure to comply with the terms of this agreement or which arise out of Agent's bad faith, gross negligence or willful misconduct; provided, however that King's liability under this paragraph 8 shall not exceed two times the fee payable to King pursuant to paragraph 2 of this agreement.

10. The representations and warranties contained in paragraph 4 above and the indemnity agreement contained in paragraphs 7, 8 and 9 above shall remain operative and in full



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Ms. Julie Ballantine
Liberty Media Corporation
October ___ , 2002
Page 5


         force and effect regardless of: (i) the termination, expiration or consummation of the Rights Offer; and (ii) any investigation made by or on behalf of any party.

11. This agreement shall be construed and enforced in accordance with the laws of the State of New York. It is agreed that any action, suit or proceeding arising out of or based upon this agreement may be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District, and the parties hereto hereby consent to the in personam jurisdiction and venue of any such court and to service of process by certified mail, return receipt requested.

         If any provision of this agreement shall be held illegal or invalid by any court, this agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the parties hereto to the fullest extent permitted by law.

         If the foregoing correctly sets forth the understanding between the Company and King, please indicate acceptance thereof in the space provided below for the purpose, whereupon this letter and the Company's acceptance shall constitute a binding agreement between the parties hereto.

                                       D.F. KING & CO., INC.


                                       By:
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                                          Robert M. Fraina
                                          Senior Vice President



Accepted as of the date first above written:

LIBERTY MEDIA CORPORATION

By:
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Name:
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Title:
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